Exhibit 99.1

Xencor Reports Third Quarter 2018 Financial Results

- Initial Data from Phase 1 Dose-Escalation Study of XmAb®14045 in Acute Myeloid Leukemia (AML) to Be Presented at 2018 ASH Annual Meeting -

- Plan to Initiate Phase 3 Study of XmAb®5871 in IgG4-Related Disease (IgG4-RD) by Early 2019

- Expect to Initiate Phase 1 Studies for Bispecific Tumor Microenvironment (TME) Activators XmAb®23104 and XmAb®22841 in 1H 2019 -

- Management to Host Conference Call at 4:30 pm ET today -

MONROVIA, Calif., Nov. 5, 2018 — Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune disease, asthma and allergic diseases, and cancer, today reported financial results for the third quarter ended September 30, 2018 and provided a review of recent business and clinical highlights.

“Our recent data readouts represent advancement across our pipeline of wholly owned and partnered XmAb®-based therapeutics for autoimmune disorders and cancer,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “In particular, we are encouraged by initial data from the ongoing Phase 1 study of our lead bispecific oncology candidate, XmAb14045, in AML, which will be presented in an oral session at ASH next month. These data show complete remissions on a weekly dosing schedule in heavily pretreated patients as we continue to optimize dosing regimen.”

Dr. Dahiyat added, “This is the first clinical data to emerge from our bispecific oncology programs and reflects the potential of our novel bispecific Fc domains to enable stable, long-lived bispecific antibodies in which their potencies are tuned to potentially improve tolerability and effectiveness. Our broad pipeline now includes seven bispecific candidates in addition to our lead autoimmune disease candidate, XmAb5871, which is expected to enter into a Phase 3 study in IgG4-RD by early 2019.”

Recent Business Highlights and Upcoming Clinical Plans

XmAb5871: XmAb5871 is a first-in-class monoclonal antibody that targets CD19 with its variable domain and uses Xencor’s XmAb immune inhibitor Fc domain to target FcγRIIb, a receptor that inhibits B-cell function. XmAb5871 is currently in clinical development for IgG4-Related Disease (IgG4-RD) and Systemic Lupus Erythematosus (SLE), and it has received Orphan Drug designation from the FDA and Orphan Medicinal Product designation from the European Commission for the treatment of IgG4-RD.

•                  Based on promising Phase 2 results and ongoing discussions with the regulatory authorities, Xencor is designing a randomized, placebo-controlled, double-blind Phase 3 trial of XmAb5871 in approximately 200 to 250 patients and is defining the novel endpoint in order to evaluate the addition of XmAb5871 to standard of care. Initiation of the study is expected by early 2019.

In October 2018, Xencor presented topline results from its randomized, double-blind, placebo-controlled Phase 2 study in patients with SLE at the American College of Rheumatology (ACR) Annual Meeting. A positive trend was observed in the primary endpoint of the study, proportion of efficacy-evaluable patients who did not experience loss of improvement (LOI) by Day 225, though it did not achieve statistical significance. The study achieved the prespecified secondary endpoint, time to LOI, and patients treated with XmAb5871 experienced a 76% improvement in median time to LOI compared to patients treated with placebo. Given these encouraging results, Xencor believes that XmAb5871 warrants further development in SLE and is seeking a partner to continue such development.

Bispecific Oncology Pipeline: Xencor’s bispecific Fc domains are being used to develop several classes of novel drug candidates, including: CD3 bispecific antibodies, tumor microenvironment (TME) activator bispecific antibodies and bispecific cytokines. Xencor’s XmAb Fc domains confer long circulating half-lives, stability and ease of manufacture.

CD3 Bispecific Antibodies: Xencor’s initial bispecific antibody programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3). These bispecific antibodies activate T cells for highly potent and targeted killing of malignant cells.

•                  Presentation of initial data from Phase 1 study of XmAb14045 (CD123 x CD3) in patients with acute myeloid leukemia (AML) on December 3, 2018 at the American Society of Hematology (ASH) Annual Meeting.

•                  Initial data from Phase 1 study of XmAb®13676 (CD20 x CD3) in B-cell malignancies, expected in 2019, pending alignment on timing with Novartis.

•                  Initial data from Phase 1 study of XmAb®18087 (SSTR2 x CD3) in neuroendocrine tumors and gastrointestinal stromal tumors, expected in 2019.

TME Activator Bispecific Antibodies: Xencor’s bispecific pipeline includes a suite of TME activators that engage multiple targets, such as T-cell checkpoints or agonists.

•                  Initial data from DUET-2, a Phase 1 study of XmAb®20717 (PD-1 x CTLA-4) in advanced solid tumors, expected in 2019.

•                  IND application for XmAb23104 (PD-1 x ICOS) allowed by the FDA in November 2018; initiation of Phase 1 study in select solid tumors expected in 2019.

•                  IND submission for XmAb22841 (CTLA-4 x LAG-3) in multiple oncology indications, expected by year-end 2018; initiation of Phase 1 trial expected in 2019.

Bispecific Cytokines: Xencor is developing a candidate that contains cytokine and cytokine receptor domains to selectively expand and activate immune cells that can be recruited against tumors.

•                  IND submission for XmAb®24306 (IL15/IL15Rα-Fc) in multiple oncology indications expected in 2019.

XmAb®7195: XmAb7195 is a first-in-class monoclonal antibody that targets IgE with its variable domain and uses Xencor’s XmAb immune inhibitor Fc domain to target FcyRIIb, resulting in three distinct mechanisms of action for reducing IgE. In a Phase 1b study, subcutaneously-administered XmAb7195 induced potent IgE reduction with improved tolerability. Xencor is currently seeking a development partner for XmAb7195.

Partnered XmAb Programs: Eight pharmaceutical companies and the National Institutes of Health are advancing novel drug candidates either discovered at Xencor or that rely on Xencor’s proprietary XmAb technology. Four such programs are currently undergoing clinical testing, including MOR208, which is in Phase 3 development as a combination agent for the treatment of relapsed or refractory diffuse large B-cell lymphoma, and AMG 424, a CD38 x CD3 bispecific antibody, which Amgen announced had entered into a Phase 1 study for the treatment of patients with multiple myeloma in the third quarter of 2018.

In the third quarter of 2018, Xencor received $9 million in milestone payments from Alexion in connection with their submission of marketing authorizations for ALXN1210 to the FDA and EMA for the treatment of patients with paroxysmal nocturnal hemoglobinuria. In October 2018, Alexion announced that they had submitted a marketing authorization to regulatory authorities in Japan and that the FDA had set the review date for its application for February 2019.

Third Quarter Ended September 30, 2018 Financial Results

Effective January 1, 2018, Xencor adopted the new revenue recognition standard, Accounting Standard Codification 606 (ASC 606). In addition to adopting the standard for 2018, revenue reported for the prior period ending September 30, 2017 has been revised to reflect the new standard.

Cash, cash equivalents and marketable securities totaled $547.8 million as of September 30, 2018, compared to $363.3 million at December 31, 2017. The increase reflects net proceeds of $245.5 million from Xencor’s sale of additional stock in March 2018, partially offset by cash used to fund operating activities in the nine months ended September 30, 2018.

Total revenue for the three- and nine-month periods ended September 30, 2018 was $29 million, compared to zero and $16 million of revenue reported for the same periods in 2017. Revenues in the three and nine-month periods ended September 30, 2018 included revenue recognized under the Company’s Novartis collaboration and milestone payments received from the Company’s Alexion collaboration.

Research and development expenditures for the third quarter ended September 30, 2018 were $21.0 million, compared to $19.4 million for the same period in 2017. Total research and development expenditures for the nine-month period ended September 30, 2018 were $70.4 million, compared to $51.4 million for the same period in 2017. The increased research and development spending for the three and nine months ended September 30, 2018 reflects additional spending on Xencor’s expanding pipeline of bispecific oncology candidates.

General and administrative expenses for the third quarter ended September 30, 2018 were $7.4 million, compared to $4.2 million in the same period in 2017. Total general and administrative expenditures for the nine-month period ended September 30, 2018 were $17.0 million, compared to $13.1 million for the same period in 2017. The increased spending on general and administrative expenses for the three and nine months ended September 30, 2018 reflects increased compensation costs including increased stock-based compensation charges.

Non-cash, stock-based compensation expense for the nine months ended September 30, 2018 was $15.5 million, compared to $10.2 million for same period in 2017.

Net income for the third quarter ended September 30, 2018 was $3.2 million, or $0.05 on a fully diluted per share basis, compared to a net loss of $22.7 million, or $(0.48) on a fully diluted per share basis, for the same period in 2017. The net income reported for three months ended September 30, 2018 over the loss for the same period in 2017 is primarily due to revenue recognized from Xencor’s Novartis and Alexion collaborations in 2018. For the nine months ended September 30, 2018, net loss was $52.2 million, or $(0.98) on a fully diluted per share basis, compared to a net loss of $45.9 million, which was also $(0.98) on a fully diluted per share basis, for the same period in 2017. The increased revenue for the nine months ended September 30, 2018 over amounts for the same period in 2017 was offset by increased spending in research and development in 2018. The earnings per share loss for the nine months ended September 2018 was equal to the earnings per share loss in 2017 due to the increase in shares outstanding in 2018.

The total shares outstanding were 56,212,449 as of September 30, 2018, compared to 46,955,365 as of September 30, 2017. The additional shares outstanding at September 30, 2018 reflect the 8,395,000 shares sold in Xencor’s March financing.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations into 2023. Xencor expects to end 2018 with approximately $525 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these third quarter 2018 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers and referencing conference ID number 5577136. A live webcast of the conference call will be available online from the Investors section of the Company’s website at www.xencor.com. The webcast will be archived on the company’s website for 90 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Currently, 12 candidates engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internal programs include: XmAb®5871 in Phase 2 development for the treatment of IgG4-Related Disease, and also for the treatment of Systemic Lupus Erythematosus; XmAb®7195 in Phase 1 development for the treatment of asthma and allergic diseases; XmAb®14045 in Phase 1 development for acute myeloid leukemia; XmAb®13676 in Phase 1 development for B-cell malignancies; XmAb®18087 in Phase 1 development for the treatment of neuroendocrine tumors and gastrointestinal stromal tumors; XmAb®20717 in Phase 1 development for the treatment of advanced solid tumors, and  XmAb®22841, XmAb®23104 and XmAb®24306 in pre-clinical development for the treatment of multiple cancers. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Novartis, Amgen, MorphoSys, CSL, Alexion and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor’s president and chief executive officer and any expectations relating to Xencor’s financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor’s research and development programs, partnering efforts and capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. For a discussion of these and other factors, please refer to Xencor’s annual report on Form 10-K for the year ended December 31, 2017 as well as Xencor’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Investor Contact: John Kuch, Senior Vice President, Finance and Chief Financial Officer, Xencor, Tel: 626-737-8013, jkuch@xencor.com; Corporate Communications Contact: Jason I. Spark, Canale Communications for Xencor, Tel: 619-849-6005, jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2018	2017
	(Unaudited)	(Revised)
Assets
Current assets
Cash and cash equivalents	$34,996	$16,528
Short-term marketable securities	236,605	207,603
Accounts receivable	2,462	1,142
Other current assets	12,857	5,606
Total current assets	286,920	230,879

Property and equipment, net	9,688	7,088
Long-term marketable securities	276,228	139,198
Intangible assets, net	11,677	11,148
Income tax receivable	762	1,524
Other assets	311	365

Total assets	$585,586	$390,202

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$11,654	$12,349
Deferred revenue	40,079	60,118
Other current liabilities	294	183
Total current liabilities	52,027	72,650

Deferred rent, less current portion	1,286	1,088
Total liabilities	53,313	73,738

Stockholders’ equity	532,273	316,464

Total liabilities and stockholders’ equity	$585,586	$390,202

The 2017 balance sheet was derived from the 2017 annual financial statements included in the Form 10-K that was filed on February 28, 2018 as revised to reflect the adoption of the new accounting standard for revenue recognition, ASC606.

Xencor Inc.

Condensed Statements of Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
		(Revised)		(Revised)
	2018	2017	2018	2017
	(unaudited)		(unaudited)

Revenues	$29,039	$—	$29,039	$16,000

Operating expenses:
Research and development	20,953	19,408	70,371	51,376
General and administrative	7,435	4,172	16,955	13,074
Total operating expenses	28,388	23,580	87,326	64,450

Income (loss) from operations	651	(23,580)	(58,287)	(48,450)

Other income, net	2,499	1,101	6,077	3,220
Income (loss) before income taxes	3,150	(22,479)	(52,210)	(45,230)

Income tax expense	—	173	—	623

Net income (loss)	3,150	(22,652)	(52,210)	(45,853)
Other comprehensive income (loss)
Net unrealized (loss) gain on marketable securities	(330)	143	(530)	344
Comprehensive income (loss)	$2,820	$(22,509)	$(52,740)	$(45,509)

Net income (loss) per share:
Basic net income (loss) per share	$0.06	$(0.48)	$(0.98)	$(0.98)
Diluted net income (loss) per share	$0.05	$(0.48)	$(0.98)	$(0.98)
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders, basic	55,974,080	46,929,498	53,165,774	46,766,562

Weighted average number of shares used in computing net income (loss), diluted	58,313,002	46,929,498	53,165,774	46,766,562

The condensed statements of comprehensive loss for the three and nine-month period ended September 30, 2017 have been revised to reflect the adoption of the new accounting standard for revenue recognition, ASC 606.